  Exhibit 10.3
AMENDED AND RESTATED GUARANTY FEE AGREEMENT

THIS AMENDED AND RESTATED GUARANTY FEE AGREEMENT (this “Amended Agreement”) is made as of April 1, 2017 (the “Effective Date”), by and between Jonathan P. Carroll (“Guarantor”) and Lazarus Refining & Marketing, LLC, a Delaware limited liability company (“LRM”). Guarantor and LRM are sometimes referred to herein as the "Parties".

WHEREAS, on December 4, 2015, Guarantor and LRM entered that certain Guaranty Fee Agreement (the “Existing Agreement”) wherein Guarantor receives fees for providing a personal guarantee on repayment of funds borrowed and interest accrued under a certain LRM loan agreement;

WHEREAS, LRM entered a Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated December 4, 2015, with Sovereign Bank (“Lender”) as evidenced by that certain Promissory Note (the “Note”) of even date with the Loan Agreement, in the original principal sum of TEN MILLION AND 00/100 DOLLARS ($10,000,000.00); and

WHEREAS, as a condition precedent to Lender’s obligations to extend credit to LRM under the Loan Agreement, Lender required the execution and delivery of an unconditional guaranty as security for the obligations of LRM under the Loan Agreement and Note; and

WHEREAS, Guarantor entered into a United States Department of Agriculture Rural Development Unconditional Guarantee, Business and Industry Guaranteed Loan Program (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) of even date with the Loan Agreement and Note in favor of Lender to secure LRM’s obligations under the Loan Agreement and Note.

NOW, THEREFORE, in consideration of the Guaranty and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by LRM, the Parties agree as follows:

1.             Payment of Fee.  LRM shall pay Guarantor or assignee a fee in an amount equal to two percent (2.00%) per annum, paid monthly, of the outstanding principal balance owed under the Loan Agreement (the “Guaranty Fee Basis”). Amounts payable to Guarantor as the Guaranty Fee shall be paid in cash and shares of Blue Dolphin Energy Company common stock, par value $0.01 per share (the “Common Stock”) at the end of each calendar month. The initial payment under this Amended Agreement shall be 100% in Common Stock. Thereafter, payments shall be 50% in cash and 50% in Common Stock. For the second payment and each payment thereafter, the number of shares of Common Stock issued shall be determined by dividing the Guaranty Fee by 50% (the “Share Basis Amount”). The Share Basis Amount shall then be divided by the preceding 30-day average closing price of the Common Stock. This 30-day average closing price shall be the cost basis for the issued shares, and the issued shares shall be restricted pursuant to applicable securities holding periods for affiliates.

2.             Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas without reference to any conflict of law provision.

3.             Counterparts.  This Agreement may be executed in multiple counterparts, including counterparts transmitted by facsimile, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amended Agreement as of the Effective Date.

LAZARUS REFINING & MARKETING, LLC
JONATHAN P. CARROLL

By:	/s/ TOMMY L. BYRD	By:	/s/ JONATHAN P. CARROLL
	Tommy L. Byrd		Jonathan P. Carroll